SENIOR SECURED CONVERTIBLE NOTE PAYOFF AGREEMENT

     This Senior Secured Convertible Note Payoff Agreement, dated as of December 10, 2009 (the “Agreement”), is by and between [name of Note holder (the “Payee”)], Entorian Technologies Inc. (the “Maker”) and Augmentix Corporation (“Augmentix” and collectively with all parties, the “Parties” and each are referred to herein sometimes as a “Party”). All terms not otherwise defined herein shall have the meanings ascribed to such terms in the Note (as hereafter defined).

     WHEREAS, the Parties originally were parties to the Senior Secured Convertible Notes, dated July 14, 2008 (the “Original Notes”), as well as the related Security Agreement (the “Security Agreement”) and Escrow Agreement (the “Escrow Agreement”), both of which are dated July 14, 2008;

     WHEREAS, one of the three Original Notes was adjusted based on agreement of the Parties in connection with a working capital adjustment, and the current outstanding amounts of all Notes are set forth on Exhibit A (the “Notes”); and

     WHEREAS, the Parties have agreed that the Payee will accept a discount on the Notes, and that the Maker and Augmentix will pay the Notes, less the discount as set forth below, for full payment and settlement of the Notes and related Security Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Payment of the Notes. The Maker and Augmentix agree to pay to the Payee on the date hereof eighty percent (80%) of the principal and the interest accrued and unpaid through the date hereof (the “Payment Date”) as set forth on Exhibit A, to an account designated by Payee pursuant to wire transfer instructions previously delivered to the Maker, and the Payee agrees to accept this payment as and for complete payment and satisfaction of the Notes (the “Full Payment”).

2.	Delivery of the Notes. The Payee agrees to deliver the Notes to the Maker for cancellation upon receipt of the Full Payment as follows: Augmentix Corporation, 4030 W. Braker Lane, Bldg 2- 100, Austin, TX 78759, Attention: General Counsel.

3.	No Further Obligations. Upon the receipt by the Payee of (1) the Full Payment pursuant to Section 1, and (2) written confirmation that each other Payee has waived their pari passu rights under Section 8(o) of the Notes, then (a) all obligations of the Maker and Augmentix to the Payee under the Notes shall be deemed satisfied, (b) the Notes shall be of no further force and effect, (c) the Payee shall be deemed to have waived and relinquished any and all rights, remedies and legal actions of any nature whatsoever which it would other be entitled to under the Notes, irrespective of whether the same would, under the terms of the Notes, survive termination thereof, (d) the Payee shall deliver to the Maker a cross-receipt acknowledging receipt of the Full Payment and cancellation of the Notes, (e) Maker and Augmentix, and their respective successors, assigns and agents, hereby release and forever discharge Payee of and from any and all claims and liabilities arising under or in any manner associated with the Notes and the Warrant(s) originally held by Payee and exercised in connection with the Merger Agreement, and (f) Payee, and its respective successors, assigns and agents, hereby release and forever discharge Maker and Augmentix of and from any and all claims and liabilities arising under or in any manner associated with the Notes and the Warrant(s) originally held by Payee and exercised in connection with the Merger Agreement.

4.	Release of Security Interest. The Payee agrees to file, or arrange to be filed, all appropriate releases on file with all governmental agencies, to release the security pledged by Augmentix as set forth in the Security Agreement, within twenty (20) business days following the Payment Date. The Parties agree to terminate the Security Agreement effective as of the Payment Date.

5.	Pari Passu. The Maker and Augmentix represent and warrant (such representations and warranties to survive the execution and delivery of this Agreement), jointly and severally, that (a) they have contacted each Payee with the terms set forth in this Agreement, and (b) each other Payee has specifically waived in writing Section 8(o) of the Notes regarding the pari passu treatment of each Payee. Subject to the Maker’s and Augmentix’s demonstration of the foregoing to Payee’s reasonable satisfaction and subject further to Payee’s receipt of the Full Payment, the Payee specifically waives Section 8(o) of the Notes regarding the pari passu treatment of each Payee.

6.	Survival of Escrow. The Parties acknowledge that upon the Payee’s receipt of the Full Payment, that: (a) Centennial Ventures VII, L.P., as the stockholder representative under the Merger Agreement, shall instruct Wells Fargo Bank N.A. to release the Stockholder Representative Fund, minus the Stockholder Representative’s fees as invoiced, in accordance with the terms of the Escrow Agreement, and (b) immediately thereafter, that Centennial Ventures VII, L.P. shall resign as the stockholder representative by delivery of the Stockholder Representative Resignation, substantially in the form attached hereto as Exhibit B and acceptance of the same in writing by each of the Payees, the Escrow Agent, the Maker and Augmentix.

7.	Representations and Warranties. In addition to the Maker’s and Augmentix’s representations under Section 5, each of the Parties represents and warrants (such representations and warranties to survive the execution and delivery of this Agreement) as follows:

(a) Representation of Non-Assignment. The Payee hereby warrants and represents that it is the sole and lawful owner of all rights, title, and interest in and to the Notes and that the Payee has not heretofore assigned or transferred or purported to assign or transfer to any other person or entity any of such party's rights in the Notes or any part or portion of the Notes.

(b) Authority. Each of the Parties represents and warrants (and with respect to Augmentix and the Maker, such representations and warranties are being made jointly and severally) as to itself that:

(i) it is duly formed and validly existing under the laws of the state of its formation; and

(ii) it has obtained all corporate and other approvals necessary for the execution and delivery of this Agreement and for the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Party signing this Agreement, enforceable against such Party in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to credits’ rights generally and general principles of equity.

(c)	Non-Contravention. The execution and delivery by each Party of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate or conflict with any provision of the organizational documents of such Party, each as amended to date, (ii) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of such Party pursuant to (A) any agreement or instrument to which such Party is a party of by which such Party or any of its properties are bound or subject, (B) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which such Party is subject, (C) without limiting the generality of subsection (A), any debentures, notes, or other evidence of indebtedness relating to the Senior Indebtedness, or (iii) cause any other Payee the right to demand payment from the Payee under Section 8(o) of the Notes.

8.	Intentionally Omitted.

9.	Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed sent, given and delivered: (i) immediately if given by personal delivery, (ii) one day after deposit with an overnight delivery service, (iii) three days after deposit in the mail via registered or certified mail (return receipt requested) to the Parties at the following address (or at such other address for a Party as shall be specified by like notice), and (v) by Electronic Notice as provided below:

(i)	if to the Maker or Augmentix, to:

4030 W. Braker Lane Bldg 2-100 Austin, Texas 78759

Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

4030 W. Braker Lane Bldg 2-100 Austin, Texas 78759 Attention: General Counsel

(ii)	if to the Payee, to:

[Payee address]

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this section if sent with return receipt requested to the electronic mail address specified by the receiving party in signed writing in a non-electronic form. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a non-electronic form (“Non-electronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Non-electronic Notice.

(b) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to applicable principles of conflicts of law. Each Party hereto consents and submits to the exclusive jurisdiction of the courts of the State of Texas in and for the County of Travis and the courts of the United States located in the Western District of Texas for the adjudication of any action, suit or proceeding arising out of or otherwise relating to this Agreement. Each Party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim it may now or hereafter have that it is not subject personally to the jurisdiction of such court, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each Party further irrevocably submits to the jurisdiction of such court in any such action, suit, or proceeding and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any Party if given personally or by registered or certified mail, postage prepaid and return receipt requested, or by personal service on such Party. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction.

(c) Waiver of Jury Trial. EACH PARTY HERETO WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY AGREEMENT, CONTRACT OR OTHER DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(e) Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

(f) Amendment. This Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. Facsimile or other electronically-transmitted signatures shall be deemed originals for all purposes.

(h) Expenses. Except as otherwise specified in this Agreement, each Party agrees to bear its own expenses in connection with the review, execution and performance of this Agreement.

(i) Assignment. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties.

(j) Successors, Assigns, and Other Beneficiaries. This Agreement shall inure to the benefit of and be binding on the Parties and their current and former domestic and foreign subsidiaries and affiliated companies, and their respective successors, assigns, parents, subsidiaries, partners, insurers, shareholders, and affiliates (including but not limited to employees, officers, directors, attorneys, insurers, shareholders, agents, and representatives of such companies or entities).

(k) Prevailing Party. The Parties expressly agree that in the event of any dispute regarding the interpretation, application, performance, or breach of this Agreement in any proceeding, the prevailing party shall be entitled to reimbursement of its reasonable attorneys' fees and costs, including expert fees or costs, incurred in connection with such proceeding.

(l) Neither Party Drafter. Each Party to this Agreement acknowledges that it has been represented by independent counsel in connection with the negotiation of this Agreement. Neither this Agreement nor specific language contained herein shall be construed against the Party preparing it, but shall be construed as if all Parties, and each of them, jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against any one Party. This Agreement shall be construed and interpreted to effectuate the intent of the Parties, which is to provide, through this Agreement, for a complete resolution of the Notes and related Security Agreement.

(m) Survival. Sections 5, 7 and 9 shall survive the execution and delivery of this Agreement and closing the transactions contemplated hereby.

(n) Further Assurances. The Parties hereto hereby agree to take such further action and execute and deliver such additional documents and instruments as may be necessary or appropriate to effect the transactions contemplated in this Agreement.

[SIGNATURE ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties have each executed and delivered this Senior Secured Convertible Note Payoff Agreement as of the date first above written.

ENTORIAN TECHNOLOGIES INC.

By: Name: Title:

AUGMENTIX CORPORATION

By: Name: Title:

[Name of Payee]

By: Name: Title:

[Signature Page to Senior Secured Convertible Note Payoff Agreement]